Exhibit 99.1

PDI Announces Changes in Executive Management

Larry Ellberger, Seasoned Pharmaceutical Executive and Consultant, Joins PDI
as Chief Administrative Officer

SADDLE RIVER, N.J., Aug. 10 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced management changes the Company believes will help it execute its plans for improving financial performance.

Effective August 15, 2005, Larry Ellberger will join the management team of PDI as Executive Vice President in a newly created position of Chief Administrative Officer. Mr. Ellberger will report to Charles T. Saldarini, the Chief Executive Officer. In his new capacity, Mr. Ellberger will lead several critical functional areas within the Company, including Finance, Corporate Development, Investor Relations and Legal. Following a transition period, Bernard C. Boyle, the Company’s current Chief Financial Officer will retire and will thereafter be available to the Company in a consulting capacity. Upon Mr. Boyle’s departure, Mr. Ellberger is expected to serve as the Company’s Chief Financial Officer.

Charles T. Saldarini, Vice Chairman and CEO, said, “I am very pleased with this announcement. We are adding a highly experienced leader to our management team, an individual who brings both a knowledge of our business operations and of our clients’ needs for our services. Larry possesses an excellent pharmaceutical background and experience in financial management and operations as well as corporate development, and he deepens our understanding of how emerging and biotechnology companies view their commercial options. As Chairman of PDI’s Audit Committee, Larry became well versed in the issues pertinent to our businesses. I expect he will be a significant asset to me and to shareholders as we work through our challenges in 2005 to build momentum for 2006 and beyond.”

Mr. Saldarini added, “Brian Boyle has been contemplating retirement for some time and Larry’s appointment enables Brian to implement his plans. Brian has served me, PDI’s employees, shareholders and clients exceptionally well since he joined the Company in March 1997. With his leadership, PDI has become a premier provider of contract sales and marketing services to world class biopharmaceutical companies of all sizes. He assisted our transition to a publicly traded company in 1998, helped PDI maintain an outstanding balance sheet with over $100M in working capital, and facilitated acquisitions, including our most recent acquisition of Pharmakon, a leading provider of interactive peer-to-peer teleconferencing services. We look forward to maintaining a continuing advisory relationship with Brian.”

In accepting the new role, Mr. Ellberger has resigned his position as a member of the PDI Board of Directors, including his role as Chairman of the Audit Committee which will be filled by Board Member Stephen Sullivan.

Since July 2003, Mr. Ellberger has been a Principal and Founding Partner of HVA, Inc. which provides advisory services for life sciences transactions.

Mr. Ellberger became a Director of PDI in February 2003. Until July 2003, Mr. Ellberger was Senior Vice President, Corporate Development at PowderJect, PLC, and led PowderJect’s acquisition activities to become the sixth largest global vaccine company. PowderJect was sold to Chiron Corporation in July 2003. He had been a member of PowderJect’s Board of Directors since 1997. From November 1996 through May 1999, Mr. Ellberger served as Chief Financial Officer of W.R. Grace (and interim CEO for 6 months). From May 1995 through November 1999 he served as Senior Vice President, Corporate Development of W.R. Grace. During this period, W.R. Grace generated substantial returns for its shareholders through operational improvements and creative M&A transactions.

Prior to W.R. Grace, Mr. Ellberger held numerous executive positions, including Corporate Vice President of Corporate Development and Planning, during his 20 years with American Cyanamid Company, a multinational life sciences company until its acquisition by Wyeth in 1995. Mr. Ellberger is a Director of Avant Immunotherapeutics, Inc. and The Jewish Children’s Museum. Mr. Ellberger received a B.A. in economics from Columbia College and a B.S. in chemical engineering from Columbia School of Engineering. He is married, has three sons and resides in Livingston, New Jersey.

About PDI

PDI, Inc. (Nasdaq: PDII) is a diversified sales and marketing services provider to the biopharmaceutical and medical devices and diagnostics industries. PDI’s comprehensive set of sales and marketing solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated contract sales, Select Access(TM), our targeted sales solution that leverages an existing infrastructure, clinical sales teams; marketing research and consulting; and medical education and communications. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives.

PDI’s commitment is to deliver innovative solutions, unparalleled execution and superior results for its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest standing sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI remains committed to continued innovation. For more information, visit the Company’s website at http://www.pdi-inc.com.

SOURCE  PDI, Inc.
          -0-                                        08/10/2005
          /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate Development of PDI, Inc., +1-201-574-8617/
          /Web site:  http://www.pdi-inc.com /
          (PDII)